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                                                                   EXHIBIT 10.11

                                 LOAN AGREEMENT

                                     BETWEEN

                       PENSON WORLDWIDE, INC., AS BORROWER

                                       AND

                      SUNGARD DATA SYSTEMS INC., AS LENDER

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                          DATED AS OF November 4, 2002

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                                 LOAN AGREEMENT

      THIS AGREEMENT is made as of November 4, 2002 by and among PENSON WORLDWIDE, INC., a Delaware corporation located at 1700 Pacific, Suite 1400, Dallas, Texas 75201 ("Borrower"); and SUNGARD DATA SYSTEMS INC., a Delaware corporation located at 1285 Drummers Lane, Wayne PA 19087 ("Lender").

                                   BACKGROUND

      Lender's subsidiary, SunGard Financial Systems Inc., is a Delaware corporation ("SFS"), which provides data processing services to registered brokers. Borrower (and its affiliates) and Lender (and its affiliate, SFS) are unrelated corporations that are not affiliated in any manner.

      Borrower, through its Material Subsidiaries, operates a correspondent clearing brokerage business providing clearing services and margin lending services to other brokerage firms ("Business"). SFS and one of Borrower's Material Subsidiaries are parties to a Remote Processing Agreement, dated July 10, 1995 as amended from time to time ("Processing Agreement") for certain data processing services used to operate the Business.

      Borrower has borrowed from Lender and has executed a promissory note, dated May 31, 2002 ("Old Note") in the principal amount("Old Note Principal") of Three Million Dollars ($3,000,000), plus interest at the rate specified therein. The Old Note has a maturity date of September 3, 2002, which has been extended until November 4, 2002, when both the principal and the accrued interest ("Old Note Accrued Interest") in the amount of Nine Thousand Five Hundred and Sixty Two Dollars and Fifty Cents ($9,562.50) will be due and payable to Lender.

      Borrower desires to borrow from Lender to pay off the Old Note Principal and Old Note Accrued Interest and to contribute to the capital of its Material Subsidiaries certain additional funds to provide additional capital to operate the Business.

      Lender desires to lend to Borrower an additional amount to operate the Business. Lender expects to benefit from such loan by receiving interest payments on the borrowed funds.

      NOW, THEREFORE, in consideration of the mutual agreements and undertakings set forth in this Agreement, the parties, intending to be legally bound hereby, agree as follows:

                        SECTION 1. THE LOAN AND THE NOTE

            1.1 The Loan. Lender shall, upon the terms and subject to the conditions hereinafter set forth and in reliance upon the representations, warranties and covenants of Borrower contained herein, make a loan ("Loan") to Borrower in the

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principal amount of Six Million Eight Hundred Thousand Dollars ($6,800,000).
Borrower shall use the proceeds of the Loan as specified in its board of directors resolution attached hereto as Schedule 1.1 ("Permitted Use").

            1.2 The Note.

                  (a) The Loan shall be evidenced by Borrower's promissory note, substantially in the form attached hereto as Exhibit A ("Note"), in the principal amount of $6,800,000, duly executed and delivered on behalf of Borrower.

                  (b) Interest on the outstanding principal balance of the Note ("Principal Balance") shall be calculated monthly at the end of each calendar month as follows: (i) if there is no Excess Net Capital (as defined below) at the prior month's month-end, then the entire Principal Balance shall bear interest at the Applicable Rate (as defined below); (ii) if there is Excess Net Capital at the prior month's month-end equal to or greater than the Principal Balance, then the entire Principal Balance shall bear interest at the Discounted Rate; and (iii) if there is Excess Net Capital at the prior month's month-end less than the Principal Balance, then the portion of the Principal Balance equal to such Excess Net Capital shall bear interest at the Discounted Rate and the remaining Principal Balance shall bear interest at the Applicable Rate. As used in this Agreement: "Applicable Rate" means the sum of the Prime Rate (as defined below) plus two percent (2%) per annum, compounded monthly; "Discounted Rate" means the Prime Rate, compounded monthly; "Prime Rate" means the rate of interest per annum publicly announced from time to time by JP Morgan Chase Bank as its prime rate in effect at its principal office in New York City; and "Excess Net Capital" means the aggregate net capital (as defined for SEC regulatory purposes) of the Material Subsidiaries that are registered broker-dealers with the SEC ("SEC-Regulated Material Subsidiaries") in excess of five percent (5%) of combined aggregate debit items of the SEC-Regulated Material Subsidiaries. Accrued interest on the outstanding principal balance of the Note shall be due and payable monthly in arrears on the second day of each calendar month commencing December 2, 2002.

                  (c) The outstanding principal balance of the Note shall be payable by Borrower in 65 equal monthly payments of $103,031 each on the second day of each calendar month commencing December 2, 2002 and continuing until April 2, 2008, and a final payment of the entire remaining principal balance on May 2, 2008.

            1.3 Prepayment. Borrower may prepay, without penalty or premium, all or any portion of the outstanding principal balance of the Note at any time and from time to time, provided

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that each such prepayment is accompanied by all interest accrued thereon.
Principal prepayments shall be applied to the principal payments due hereunder in reverse order of when due.

            1.4 Payments and Computations. Borrower shall make each payment hereunder and under the Note not later than 1:00 P.M., Philadelphia time, on the day when due in lawful money of the United States, in immediately available funds at the office of Lender at 1285 Drummers Lane, Wayne Pennsylvania 19087. All computations of interest hereunder shall be made by Lender based upon the actual number of days elapsed in a year of 365 days. Should any payment of principal or interest become due and payable on a Saturday, Sunday or legal holiday under the laws of the State of Pennsylvania, then the payment date thereof shall be extended to the next succeeding business day, and such extension of time shall in such case be included in computing such interest. Any payments made on the Note shall be applied, first, to the payment of accrued and unpaid interest on the Note then due as well as any accrued and unpaid interest payable on the principal amount of the Note being paid, and, second, to the reduction of the outstanding principal balance of the Note. Attached as Exhibit B to this Agreement are the wiring instructions for Borrower to use in wiring payments to Lender due hereunder and under the Note.

              SECTION 2. BORROWER'S REPRESENTATIONS AND WARRANTIES

      In order to induce Lender to enter into this Agreement and to make the Loan, Borrower represents and warrants to Lender (regardless of any investigation made or information obtained by Lender) as of the date hereof that, except as set forth on the Schedules attached hereto:

            2.1 Organization. Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified or licensed as a foreign corporation in good standing in all other jurisdictions where the failure to so qualify would have a Material Adverse Effect (as hereinafter defined). Neither Borrower nor its Material Subsidiaries is in default under and has not breached its certificate of incorporation or by-laws such that there would result a Material Adverse Effect.

            2.2 Subsidiaries. As used herein, "Subsidiary" means, with respect to a party, any corporation, firm, association, trust, partnership, joint venture or other entity (an "Entity") as to which such party directly or indirectly owns or has the power to vote, or otherwise control fifty percent (50%) or more of the securities or other interests of any class of such Entity which are entitled to vote for the election of directors or others performing similar functions. Borrower's direct and

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indirect Subsidiaries that have material operations are described on Schedule
2.2, and are referred to herein as "Material Subsidiaries." The term "Material Subsidiaries" shall also include Subsidiaries of Borrower to whom any assets of a Material Subsidiary have been transferred or sold or with whom a Material Subsidiary has been merged to the extent that any such transferee or merged entity after the date of this Agreement accounts for either at least 20% of Borrower's consolidated revenues or at least 10% of Borrower's consolidated profits.

            2.3 Recording and Enforceability. No recording, filing, registration, notice or other similar action is required to be taken by Borrower or any Material Subsidiary to ensure the legality, validity, binding effect or enforceability of this Agreement or the Note, or the other documents and instruments executed hereunder as against Lender and all third persons provided that, notwithstanding the forgoing, the Borrower makes no representation with respect to any remedies that may be available to Lender under applicable law.

            2.4 Litigation. There are no (i) Material actions, suits, arbitrations, claims, investigations, legal or administrative proceedings pending or, to the knowledge of Borrower and Material Subsidiaries, threatened against Borrower or any Material Subsidiary, or its properties or assets, whether at law or in equity, or before or by any federal, state, municipal or other governmental department commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) governmental inquiries or audits involving Borrower or any Material Subsidiary which would reasonably be expected individually or in the aggregate to result in a Material Adverse Effect, or
(iii) judgments, decrees, injunctions or orders of any court, governmental department, commission, agency, instrumentality or arbitrator against Borrower or any Material Subsidiary which would reasonably be expected individually or in the aggregate to result in a Material Adverse Effect.

            2.5 Compliance with Law. Borrower's and its Material Subsidiaries' respective operations, the conduct of their respective businesses as and where such businesses are presently conducted, and Borrower's and its Material Subsidiaries' respective assets and their uses comply, in all material respects, with all applicable laws, rules and regulations. Borrower and its Material Subsidiaries have obtained and maintain all permits and licenses which are necessary for the conduct of their businesses, except where the failure to do so would not have any Material Adverse Effect and would not subject Borrower or its Material Subsidiaries to any Material penalty.

            2.6 Authorization of this Agreement. The execution, delivery and performance by Borrower of this Agreement and the

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Note, have been duly authorized by all requisite corporate action, and each such agreement constitutes the valid and binding obligation of Borrower, enforceable in accordance with its terms, subject to the effect of bankruptcy and insolvency laws and equitable principles. The execution, delivery and performance of this Agreement and the Note, and the consummation of the transactions contemplated hereby and thereby, and compliance with the provisions hereof and thereof by Borrower, will not (a) violate any provision of law, statute, rule or regulation, or any ruling, writ, injunction, order judgment or decree of any court, administrative agency or other governmental body applicable to Borrower or any Material Subsidiary or any of their properties or assets, or (b) conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute (with due notice or lapse of time, or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Borrower or any Material Subsidiary under the certificate of incorporation or by-laws of Borrower or such Material Subsidiary, or any note, indenture, mortgage, lease agreement or other contract, agreement or instrument to which Borrower or a Material Subsidiary is a party or by which any of them or any of their property is bound or affected.

            2.7 No Consent or Approval Required. Except as described in Schedule
2.7 to this Agreement, no consent, approval or authorization of, or declaration to, or filing with, any governmental or regulatory authority or third person or entity is required for the valid authorization, execution, delivery and performance by Borrower or a Material Subsidiary, as the case may be, of this Agreement or the Note.

            2.8 Taxes. Borrower and each Material Subsidiary have filed all Material federal, state and local tax returns which each of them is required by law to file and have paid all Material taxes, assessments and other governmental charges due in respect of such returns, except to the extent that any such taxes, assessments or other governmental charges are being contested in good faith and as to which any of Borrower or any such Material Subsidiary has set aside on its books adequate reserves.

            2.9 Financial Information. The financial information of Borrower and its Subsidiaries provided to Lender for the year 2001 and the period from January 1 to August 31, 2002 is accurate in all material respects, and there has been no material adverse change in the financial results, financial condition or business of Borrower and its Material Subsidiaries since August 31, 2002.
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            2.10 No Notices of Violations. Neither Borrower nor any Material
Subsidiary has received any notice with respect to Borrower or the Material Subsidiaries, not heretofore complied with, from any federal, state or local authority or any insurance, self regulatory body or inspection body to the effect that any of its properties, facilities, equipment or business procedures or practices fail to comply in any Material respect with any applicable law, ordinance, regulation, building or zoning law, or any other requirements of any such authority or body.

            2.11 Disclosure. Neither this Agreement nor any other document, certificate, instrument or statement furnished or made to Lender by or on behalf of Borrower in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein not misleading. There is no fact known to a Responsible Officer of Borrower that materially adversely affects or, so far as the Responsible Officers of Borrower can now foresee, will Materially adversely affect, the properties, business, prospects, profits or condition (financial or otherwise) of Borrower or its Material Subsidiaries or the ability of Borrower to perform its obligations under this Agreement, which has not been set forth in this Agreement or in the other documents, certificates or other material furnished to Lender in connection with the transactions contemplated hereby.

            SECTION 3. CLOSING AND CONDITIONS OF LENDING

            3.1 Closing. The closing of the Loan and other transactions contemplated hereby ("Closing") is taking place at the office of Lender at 1285 Drummers Lane, Wayne Pennsylvania, on November 4, 2002, or such other date as is mutually agreeable to the parties ("Closing Date"). At the Closing, subject to
Section 3.2 hereof, Lender shall deliver to Borrower the principal amount of the Loan, less the amount for the payoff the Old Note Principal and the Old Note Accrued Interest, as set forth in Section 1.1 hereof, by wire transfer of immediately available funds to the account of Borrower, and Borrower shall immediately use the proceeds as permitted under this Agreement.

            3.2 Conditions of Lending. The obligation of Lender to make the Loan on the Closing Date is subject to the fulfillment, to the satisfaction of Lender and its counsel, on or before the Closing Date, of the following conditions precedent:

                  (a) Borrower shall have delivered to Lender the following, all of which shall be in form and substance satisfactory to Lender and shall be duly completed and executed:

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                        (i) The Note, dated the Closing Date, executed by
Borrower.

                        (ii) A certificate, dated the Closing Date, of the President and Secretary of Borrower to the effect that (a) attached thereto is a true and complete copy of the certificate of incorporation and the by-laws of Borrower, in each case as in effect on the date thereof, (b) attached thereto is a true and complete copy of all resolutions adopted by the Board of Directors of Borrower authorizing the execution, delivery and performance of this Agreement and the Note, and (c) set forth in such certificate is a list of the names and the true signatures of the Responsible Officers of Borrower (d) the representations and warranties set forth in Section 2 hereof are true and correct on and as of the Closing Date, (e) no Event of Default (as defined in Section 6.1 hereof), and no event which with the passage of time or the giving of notice, or both, would become an Event of Default, has occurred and is continuing as of the Closing Date, (f) no material adverse change has occurred in Borrower's consolidated financial condition between the date of this Agreement and the Closing Date, and (g) all conditions set forth in this Section
3.2 hereof have been fulfilled on or before the Closing Date.

                  (b) good standing certificates for Borrower from the States of Delaware and Texas, dated within five business days before the Closing Date,

                  (c) Such additional documents, certificates and information as Lender may require pursuant to the terms hereof or otherwise reasonably request.

                  (d) The representations and warranties set forth in Section 2 hereof shall be true and correct on and as of the Closing Date.

                  (e) No Event of Default, and no event which with the passage of time or the giving of notice, or both, would become an Event of Default, shall have occurred and be continuing.

                  (f) No act, omission or event shall have occurred that would have a Material Adverse Effect on Borrower or any of its Material Subsidiaries.

                  (g) There shall not be outstanding any court order or judgment, or any settlement agreement, which, in the opinion of Lender or its counsel, prevents or restricts, in any material respect, the making of the Loan or the operation of the Business as contemplated by this Agreement.

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            SECTION 4. BORROWER'S AFFIRMATIVE COVENANTS

      Borrower covenants and agrees that from and after the date hereof and so long as the Loan or any portion thereof is outstanding, or any obligation or undertaking to Lender hereunder is not fully performed, Borrower shall comply with, and shall cause its Material Subsidiaries to comply with, the following covenants:

            4.1 Furnishing Financial Statements. Borrower shall furnish to Lender or cause to be furnished to Lender:

                  (a) Within one hundred (100) days after the end of each calendar year, (i) consolidated financial statements of Borrower and its Subsidiaries including a profit and loss statement, statement of changes in stockholder's equity and statement of cash flows for such year and a balance sheet as of the last day of such year, which statements shall be prepared in accordance with generally accepted accounting principles consistently applied, and accompanied by the audit report of Borrower's independent auditors (without a "going concern" or like qualification or exception and without any non-ordinary course qualification or exception as to the scope of such audit),
(ii) for its Material Subsidiaries audited financial statements including a profit and loss statement, statement of changes in stockholder's equity, and statement of cash flows for such year and balance sheet as of the last day of such year, which statements shall be prepared in accordance with generally accepted accounting principles consistently applied, and accompanied by the audit report of Borrower's independent auditors (without a "going concern" or like qualification or exception), together with, in the case of Material Subsidiaries that are registered broker-dealers with the Securities and Exchange Commission ("SEC") such firm's letter to management, report on internal accounting control required by SEC Rule 17a-5, and computation of net capital under SEC Rule 15c3, (iii) for each of the Borrower's other Material Subsidiaries, unaudited financial statements including a profit and loss statement, statement of changes in stockholder's equity, and statement of cash flows for such year and balance sheet as of the last day of such year, which statements shall be prepared in accordance with generally accepted accounting principles consistently applied, excluding footnotes.

                  (b) Within fifty five (55) business days after the end of each calendar quarter, (i) an unaudited profit and loss statement, statement of changes in shareholder's equity, and statement of cash flows of Borrower and its Material Subsidiaries for such quarter and balance sheet of Borrower and its Material Subsidiaries as of the last day of such quarter, which statements shall be prepared in accordance with generally accepted

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accounting principles consistently applied, excluding footnotes and subject only to normal year-end audit adjustments, and (ii) Borrower's internally generated updated forecast model; and, within twenty-five (25) business days after the end of each calendar quarter the Part II FOCUS Report for such quarter for each Material Subsidiary that is a registered broker-dealer with the SEC and its reasonable equivalent for any Material Subsidiary that is a registered broker-dealer registered with a different agency or outside of the United
States.

                  (c) Accompanying the financial statements provided pursuant to paragraphs (a) and (b) of this Section 4.1, a certificate of the chief executive officer and chief financial officer of Borrower, stating (i) that a review of the terms of this Agreement has been made by them with a view to determining whether all of the obligations and covenants hereunder or in connection herewith have been performed and fulfilled in all material respects (it being understood that, with respect to obligations and covenants herein that are already specifically qualified by the word "Material" and/or the phrase "Material Adverse Effect", Borrower shall not be accorded the unintended benefit of having compliance with such specific obligations and/or covenants further qualified by the phrase "in all material respects" immediately preceding this parenthetical phrase), and (ii) that such review showed that there existed during such period and there exists as of the date of such certificate no Event of Default and no act, condition or event which, with the passage of time or the giving of notice, or both, would constitute an Event of Default, or if any such Event of Default or act, condition or event existed, specifying the nature thereof, the period of existence thereof and what action Borrower proposes to take, or has taken, with respect thereto, which certificate shall be accompanied by all calculations necessary to evidence compliance with the financial covenant contained herein.

                  (d) Within thirty (30) days after the end of each calendar month, (i) an unaudited profit and loss statement of Borrower and its Material Subsidiaries for such month and balance sheet of Borrower and its Material Subsidiaries as of the last day of such month, which statements shall be prepared in accordance with generally accepted accounting principles consistently applied, excluding footnotes and subject only to normal year-end audit adjustments, (ii) the Part I FOCUS Report for such month for each Material Subsidiary that is a registered broker-dealer with the SEC and its reasonable equivalent for any Material Subsidiary that is a registered broker-dealer registered with a different agency or outside of the United States.

                  (e) Promptly after the receipt of same, copies of all examination reports or other communications received from the NASD, SEC, any state securities office, or any other regulatory

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agency or federal, state or local authority concerning regulatory compliance deficiencies of a Material Subsidiary that would be reasonably be expected to have a Material Adverse Effect.

                  (f) Promptly upon request, such other material information regarding the operations, business affairs and financial condition of Borrower and/or any of its Subsidiaries as Lender may, from time to time, reasonably request.

            4.2 [This Section is Intentionally Omitted]

            4.3 Capital Requirement. Borrower shall cause its SEC-Regulated Material Subsidiaries to have and maintain, and the SEC-Regulated Material Subsidiaries shall have and maintain, regulatory net capital (as defined under SEC Rule 15c3-1) such that:

                  (a) for Material Subsidiaries utilizing the alternative standard of calculating regulatory net capital requirements:

                        (i) there shall not be any calendar month-end when the regulatory net capital of any such Material Subsidiary is below two percent (2%) of its aggregate debit items (as defined under SEC Rule 15c3-3) and;

                        (ii) there shall not be two consecutive calendar month-ends when the regulatory net capital of any such Material Subsidiary is below five percent (5%) of its aggregate debit items (as defined under SEC Rule 15c3-3); or

                  (b) for Material Subsidiaries utilizing the aggregate indebtedness standard of calculating regulatory net capital requirements:

                        (i) there shall not be any calendar month-end when such aggregate net capital of any Material Subsidiary is below the minimum required amount as specified in SEC Rule 15c3-1(a); and

                        (ii) there shall not be two consecutive calendar month-ends when the aggregate indebtedness of any Material Subsidiary is greater than 1,200 percent of its regulatory net capital.

            4.4 Taxes. Borrower shall and shall cause its Material Subsidiaries to pay when due all taxes, assessments, charges and levies imposed upon Borrower or any of its Material

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Subsidiaries or any of their properties or which Borrower or any of its Material
Subsidiaries is required to withhold and pay over, and provide evidence of such payment to Lender if requested, except where such taxes, assessments, or charges shall be contested in good faith by appropriate proceedings and where adequate reserves therefor have been set aside on their books, and except to the extent there would be no Material Adverse Effect.

            4.5 Corporate Existence; Compliance with Laws. Borrower shall and shall cause all of its Material Subsidiaries to preserve and keep in full force and effect their corporate existence, and comply in all material respects with any and all applicable NASD, SEC, other applicable self regulatory body, state securities and other laws, regulations, rules or requirements of any federal, state, applicable foreign, local or municipal government, agency or department, except where such obligations to comply shall be contested in good faith by appropriate proceedings or where non-compliance would not be reasonably expected to result in a Material Adverse Effect. It is understood that this Section 4.5 shall not prohibit a Permitted Acquisition.

            4.6 Inspection. If Lender has reasonable concerns related to this Agreement then, Borrower shall and shall cause its Material Subsidiaries to allow any Designated Representative of Lender to visit and inspect any of its properties, to examine its books of account and other records and files, to make copies thereof, and to discuss their affairs, business, finances and accounts with Responsible Officers, all at such reasonable times and as often as Lender may request, provided Lender notifies Borrower 3 business days prior to any such visitation, inspection, examination or discussion and gives Borrower the opportunity to be present, and provided further that such visitations, inspections, examination and discussions shall not interfere with the reasonable conduct of the Borrower's or its Subsidiaries businesses and so long as there is no Event of Default that is then existing, there shall be no more than two such visitations, examinations and inspections, collectively, per calendar year. Lender's visitations, inspections, examinations and discussions (including those under Section 4.17 hereof) are solely for the protection of Lender, and no action or inaction of Lender shall constitute any representation by Lender that Borrower is in compliance with the terms of this Agreement or that Lender approves of Borrower's or any of its Subsidiaries' affairs, business, finances or accounts. The cost to Lender of Lender's visitations, inspections, examinations and discussions (including those under Section 4.17 hereof) that are made prior to an Event of Default or the occurrence of an event which, with the giving of notice or the passage of time, or both, would

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constitute an Event of Default, shall be borne by Lender. Under no circumstances shall Borrower or any Subsidiary be required to provide Lender with any confidential information covered by an non-disclosure agreement with a third party that would prohibit such disclosure (a) with respect to any potential acquisition; provided that such restriction on disclosure to Lender in this
Section 4.6(a) may continue only so long as there is no acquisition agreement entered into by Borrower that is binding as to the acquisition or (b) with respect to a potential new vendor to replace the services or software then provided by an affiliate of Lender to Borrower or its Subsidiaries.

            4.7 [This Section is Intentionally Omitted].

            4.8 Notice of Defaults. Borrower shall notify Lender, within ten business days after any Responsible Officer of Borrower has notice thereof, of the occurrence of any Event of Default and of the existence of any event which, with the passage of time or the giving of notice, or both, would reasonably be expected to constitute an Event of Default.

            4.9 Insurance. The Borrower will, and will cause each of the Subsidiaries to, maintain, with financially sound and reputable insurance companies insurance in such amounts (with no materially greater risk retention) and against such risks as are in all material respects customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations. The Borrower will furnish to the Lender, upon request of the Lender, information in reasonable detail as to the insurance so maintained.

            4.10 Litigation. Borrower shall give prompt written notice to Lender of any Material litigation proceedings or other Material legal process or order, which notice shall include a description of management's proposed response thereto, including any filing or commencement of any action, suit or proceeding involving Borrower or any of its Material Subsidiaries by or before any court or any federal, state, municipal or other governmental department, commission, instrumentality, agency, self regulatory body or any levy of an attachment, execution or other process against any property or assets of Borrower or any of its Material Subsidiaries.

            4.11 Adverse Change. Borrower will promptly notify Lender of the occurrence of any Material adverse change affecting Borrower or any of its Material Subsidiaries, or any Material litigation, arbitration, claim, investigation or other legal proceeding affecting Borrower or any of its Material Subsidiaries, which in Borrower's reasonable business judgment would be likely to have an Material Adverse Effect.

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            SECTION 5. BORROWER'S NEGATIVE COVENANTS

      Borrower covenants and agrees that from and after the date hereof and so long as the Loan or any portion thereof is outstanding, or any obligation or undertaking to Lender hereunder is not fully performed, none of Borrower nor its Subsidiaries will, without the prior written consent of Lender (which shall not be unreasonably withheld):

            5.1 Dissolution or Merger. Wind-up, liquidate or dissolve its affairs, convey, sell, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its properties or assets (whether now owned or hereafter acquired), except for (a) transactions occurring solely among the Borrower and any of its Subsidiaries or between or among its Subsidiaries that would not reasonably be expected to have a Material Adverse Effect; (b) a Permitted Acquisition; (c) for grants of non-exclusive licenses by Borrower or its Subsidiaries to third parties of software and other intellectual property where such grant does not result in the sale of all right, title and interest therein and would not reasonably be expected to have a Material Adverse Effect; (d) leases of property in the ordinary course of business that would not reasonably be expected to have a Material Adverse Effect; and (e)for the sale of property or assets of an entity that is not a Prohibited Subsidiary for fair market value, where the proceeds of such sale are retained by the Borrower or the affected Subsidiary, and where such sale would not reasonably be expected to result in a Material Adverse Effect.

            5.2 Other Borrowings and Liens. Incur, create, assume or permit to exist any Indebtedness or permit to exist any Lien on any of its properties or assets (other than Permitted Encumbrances), whether now owned or hereafter acquired, except (a) in the ordinary course of business consistent with past practices; (b) in accordance with or pursuant to loan agreements, guaranties, notes contracts or commitments for the purchase or lease or other acquisition of property or services or borrowing or security arrangements and Liens in existence as of the date of this Agreement (including extensions, refinancing (including with third parties that were not the original lender) and renewals thereof); (c) other Indebtedness of the Borrower or a Subsidiary of the greater of $1,000,000 in any one year and/or an aggregate at any time outstanding of 150% of Borrower's net worth measured on a consolidated basis, provided, however, that (i) at the time of incurrence of such Indebtedness, the Borrower shall be in compliance with Section 4.3 on a pro forma basis giving effect to the incurrence of such Indebtedness as if such Indebtedness were incurred on the last day of the fiscal quarter of the Borrower most recently ended on or prior to the date of such incurrence (ii) that the incurrence of such Indebtedness would not otherwise create an Event of Default and (iii) that such Indebtedness neither individually nor in the aggregate would reasonably be expected to have a Material Adverse Effect; (d) indebtedness of the Borrower to any Subsidiary and of any Subsidiary to the Borrower or any other Subsidiary; or (e) operating loans made by SEC-Regulated Material Subsidiaries of Borrower to its third party customers that are made in the ordinary course of the SEC-Regulated Material
Subsidiaries' business and consistent with past practice, such as stock lending activities.

            5.3 Disposal of Assets. Sell, lease, transfer or otherwise dispose of any part or any amount of its business or assets, real or personal, including any accounts, contracts or contract rights, software or other proprietary property, other than in the ordinary course of business consistent with past practices, except: (a) for a Permitted Acquisition; (b) for grants of non-exclusive licenses by Borrower or its Subsidiaries to third parties of software and other intellectual property where such grant does not result in the sale of all right, title and interest therein and would not reasonably be expected to have a Material Adverse Effect; (c) leases of property in the ordinary course of business that would not reasonably be expected to have a Material Adverse Effect; and (d) for the sale of property or assets of an entity that is not a Prohibited Subsidiary for fair market value, where the proceeds of such sale are retained by the Borrower or the affected Subsidiary, and where such sale would not reasonably be expected to result in a Material Adverse Effect.

            5.4 Discontinuance or Change of Business. Discontinue any substantial part of its business or change the nature of its business in any material respect (except for (a) such non-compliance as would not be reasonably be expected to result in a Material Adverse Effect or (b) for a Permitted Acquisition) or engage to any material extent in any business other than businesses of the type conducted by the Borrower and its Subsidiaries on the date of execution of this Agreement and businesses reasonably related thereto.

            5.5 Use of Proceeds. Directly or indirectly apply any part of the proceeds of the Loan to any purpose other than the purpose expressly permitted under this Agreement.

            5.6 Distributions. Authorize or make any distributions, including the declaration or payment of dividends, the return of capital to its shareholder, the distribution, payment or delivery of property or cash to its shareholders or the withdraw of equity capital from any of Borrower's Subsidiaries, or the redemption, retirement, purchase or other acquisition, directly or indirectly, of any shares of any class of its stock or any other security now or hereafter outstanding, or set aside funds for any such distribution, except as expressly permitted under this Agreement and except (a) that the Borrower may declare and pay dividends with respect to its capital stock payable solely in additional shares of its common stock and (b) that the Borrower may make purchases, not exceeding 5% of outstanding capital stock of Borrower in any one year and not exceeding two million dollars ($2,000,000) in any one year or eleven million dollars ($11,000,000) in the aggregate, pursuant to and in accordance with plans approved by the Board of Directors of the Borrower to repurchase outstanding equity interests of the Borrower under existing shareholder agreements and provided further that no Event of Default is triggered by the purchases and that the purchases, neither individually nor in the aggregate would reasonably be expected to result in a Material Adverse Effect.

            5.7 [This Section is Intentionally Omitted.]

            5.8 Change in Management. Change or permit a change of more than the one third (1/3) of the current members of the Executive Committee of Borrower (as described in Schedule 5.8) except to the extent such change occurs as a result of the death or incapacity of such member(s). It being understood that the increase in the number of members of such Executive Committee shall not be, in and of itself, a breach of this Section 5.8.

            5.9 No Misrepresentations or Material Nondisclosure. Furnish Lender with any certificate required hereunder or other documents filed with the NASD, SEC, any state or foreign securities office, or any other regulatory agency or self regulatory body that contains any untrue statement of a material fact or that omits to state a material fact necessary in order to make it not misleading in light of the circumstances under which it was furnished.

            5.10 Corporate Documents. Amend, alter or repeal, or agree to amend, alter or repeal, any provision of the certificate of incorporation or by-laws of Borrower or any of its Material Subsidiaries or take any action that materially adversely affects the ability of Borrower to perform its obligations under this Agreement or the Note.

                  SECTION 6. DEFAULTS AND REMEDIES

      6.1 Events of Default. Each of the following is an event of default ("Event of Default") hereunder and under the Note:

            (a) Borrower fails to pay any principal or interest on any Indebtedness under this Agreement or the Note or any fee or any other amount payable under this Agreement or the Note, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of fifteen (15) days.

            (b) Borrower or any of its Subsidiaries fail to comply with or perform as and when required any of the terms, conditions or covenants contained in Sections 4.3, 4.6, 5.1, 5.2, 5.3, 5.4 or 5.6 hereof.

            (c) Borrower or any of its Material Subsidiaries fail to comply with or perform as and when required any of the terms, conditions or covenants contained in this Agreement or the Note (except for a failure to pay any Indebtedness to Lender or a failure to comply with the covenants described in paragraph (c) above), and such failure continues for more than thirty (30) days after the date Borrower has received written notice from the Lender of such failure.

            (d) Any financial statement or any representation or warranty of Borrower or any of its Subsidiaries made herein or in any report, certificate or other document furnished in connection with this Agreement proves to be false or misleading in any material respect on and as of the date when made.

            (e) Borrower or any of its Material Subsidiaries makes an assignment for the benefit of its creditors or a composition with its creditors, or is unable or admits in writing its inability to pay its debts as they mature, or files a petition in bankruptcy, or commences a federal bankruptcy proceeding in which an order for relief or such other court order or statutory provision which authorizes the case to proceed is entered against it, or is adjudicated insolvent or bankrupt, or petitions or applies to any tribunal for the appointment of any custodian, receiver, liquidator or trustee of or for it or any substantial part of its properties or assets, or commences any proceeding relating to it under any bankruptcy, reorganization, arrangement, readjustment of debt, receivership, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or there is commenced against Borrower or any of its Subsidiaries any such proceeding which shall remain undismissed for a period of ninety (90) days, or an order for relief, order, judgment or decree approving the petition in any such proceeding is entered; or Borrower or any of its Subsidiaries by any act or failure to act indicates its consent to, approval of or acquiescence in any such proceeding or in the appointment of any custodian, receiver, liquidator or trustee of or for it or any substantial part of its properties or assets, or suffers any such appointment to continue undischarged or unstayed for a period of ninety (90) days; or Borrower or any of its Material Subsidiaries takes any corporate action for the purpose of effecting any of the foregoing.

            (f) Final judgments, decrees or orders for the payment of money aggregating in excess of Two Hundred and Fifty Thousand Dollars ($250,000) are entered against Borrower or any of its Material Subsidiaries and any one of such judgments, decrees or orders remains unsatisfied for more than the longer of thirty (30) days or as set forth by the applicable court or arbitrator, unless the same has been appealed and a stay of the enforcement thereof has been obtained.

            (g) The suspension (other than a Permitted Acquisition) by Borrower or any of its Material Subsidiaries (that accounts for at least twenty five percent (25%) of the revenue or profits of Borrower, measured on a consolidated basis) of all or any significant part of their business operations ("significant part" for purposes of this clause means at least a part of business operations responsible for producing at least 10% of the profits of the applicable party).

            (h) There occurs a default or event of default by Borrower under its certificate of incorporation or by-laws, and such default or event of default continues unremedied beyond a 10 day period.

            (i) The Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any note, loan agreement, financing agreement or other material contract to which Borrower or any of its Material Subsidiaries is a party or a guarantor, upon either the acceleration of any of the payments due or upon demand for payment under any such notes, loan agreements, financing agreements or other material contracts; except, with respect to (i) material contracts that are not notes, loan agreements or financing agreements so long as (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Material Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with generally accepted accounting principles and (c) such contest effectively suspends collection of the contested obligation and the enforcement of any lien securing such obligation, (ii) such non-compliance would not reasonably be expected to nor does result in a Material Adverse Effect, and (iii) with respect to an existing dispute with NASDAQ regarding the payment of fees that the Borrower and its Material Subsidiaries believe in good faith that NASDAQ is not entitled to such non-compliance would not reasonably be expected to nor does result in a Material Adverse Effect.

            (j) An SEC-Regulated Material Subsidiary is required by the NASD to reduce its business, or is restricted from expanding its business, pursuant to Rule 3130 promulgated by the NASD, as amended from time to time and such reduction or restriction would reasonably be expected to have a Material Adverse Effect.

            (k) The Material Subsidiary of Borrower that is a party to the Remote Processing Agreement (i) is in material uncured breach of a payment or confidentiality obligation under the Remote Processing Agreement or (ii) has terminated the Remote Processing Agreement pursuant Section 8.2(b) of the Remote Processing Agreement, as amended by the Amendment to the Remote Processing Agreement effective as of August 1, 2002.

            (l) A Change in Control occurs except for a Permitted Acquisition.

            (m) Borrower or any Material Subsidiary shall admit in writing its inability or fail generally to pay its debts as they become due.

      6.2 Remedies. Upon or after the occurrence of any Event of Default at any time, Lender may, by written notice to borrower, without demand of performance and without other notice, do one or more of the following at its sole option:

            (a) Increase the rate of interest on the Note to the lower of a rate equal to the sum of the Applicable Rate on the date of the Event of Default plus two percent (2%) per annum, or the highest aggregate rate of interest permitted by law.

            (b) Refuse to fund any additional borrowings by Borrower from Lender, notwithstanding that Lender may have agreed to loan additional amounts to Borrower before the occurrence of the Event of Default.

            (c) Declare the unpaid principal of and interest on the Note and any or all other obligations of Borrower to Lender hereunder, now existing or hereafter created, to be immediately due and payable, whereupon the same shall become due and payable without further presentation, demand, protest or notice of any kind, all of which are expressly waived, anything herein or in the Note to the contrary notwithstanding; and Lender may proceed to protect and enforce Lender's rights either by suit in equity and/or by action at law, whether for specific performance of any covenant or agreement contained in this Agreement, the Note or in aid of the exercise of any power granted herein or therein, or proceed to obtain judgment or any other relief whatsoever appropriate to the action or proceeding, or proceed to enforce any other legal or equitable right of a holder of the Note.

            (d) Set off, in such order as Lender may determine, any or all of the unpaid principal of and interest on the Note and any or all other obligations of Borrower to Lender, now existing or hereafter created, against any or all of the property of Borrower or its Material Subsidiaries in Lender's possession at or subsequent to the Event of Default regardless of the capacity in which Lender possesses such property.

            (e) Have and exercise each and every right and remedy granted to it for a default under the terms of this Agreement, the Note, and any other document or instrument delivered to Lender pursuant hereto (and notwithstanding that default under such document or instrument containing such right or remedy shall not have occurred), together with every right or remedy now or hereafter available to Lender at law or in equity.

      6.3 Remedies Cumulative. All remedies of Lender provided herein or in the Note, or any other document or instrument delivered to Lender pursuant hereto
(a) are cumulative and concurrent, (b) may be exercised independently, successively or together against Borrower, its Material Subsidiaries or their properties at the sole discretion of Lender, (c) shall not be exhausted by any exercise thereof, but may be exercised as often as occasion therefor may occur, and (d) shall not be construed to be waived or released by Lender's delay in exercising, or failure to exercise, them or any of them at any time it may be entitled to do so.

      6.4 Expenses of Enforcement of Remedies. Borrower shall pay, within 30 days of demand by Lender, all reasonable expenses, including reasonable attorneys' fees and disbursements and court costs, of enforcing any of Lender's rights and remedies upon an Event of Default.

                  SECTION 7. LICENSE TO SOFTWARE

      7.1 Grant of License. Borrower and its Software Subsidiaries (as defined below) hereby grant to Lender and its affiliates (collectively, "Licensee") a non-exclusive, perpetual (subject to the effect of Section 8.3) object code and source code license to install, test and use (such "use" limited solely to installing and testing the software but not otherwise for making any commercial use or exploitation whatsoever of same for itself or any affiliate, it being understood and agreed that (except to the extent Licensee is entitled to the expanded license powers under Section 7.3) a prohibited use, among others of the software would be for Licensee to examine such software for the purposes of improving any Licensee products or services or creating any new products or services) only for their own internal purposes, all software used in the Business ("Software") that is owned by Borrower or any of its Subsidiaries

(collectively, such Software owning Subsidiaries are hereinafter referred to as "Software Subsidiaries"). The list of such Software is described on Schedule
7.1. Software shall also include any related user documentation, a full source language, commented statement for the Software, all maintenance documentation for the same, and any and all names of the principal individuals who developed the Software to the extent known to the Responsible Officers ("Source Code"). Under no circumstances shall Lender maintain more than one copy of the Software except to the extent it obtains expanded license rights pursuant to Section 7.3.

      7.2 Delivery and Storage. (a) Within sixty days after the date of this Agreement Borrower and the Software Subsidiaries shall deliver the Software and Source Code to Lender's attorneys (which shall be a firm of national reputation reasonably acceptable to Borrower) to this Agreement to be held on behalf of Licensee in a bank safety deposit box under the name and control of Licensee ("Secure Location") but which Licensee shall not access until the scope of the license has increased as provided in the first sentence of Section 7.3. Lender's attorneys have delivered a letter to Borrower, which letter shall in form and substance contain the language in the attached Exhibit 7.2 and if not such language then other similar language reasonably acceptable to Lender, acknowledging the role of Lender's attorneys under this Section 7.2, prior to Borrower's being required to deliver the Software and Source Code to Lender's attorneys as set forth in this Section.

(b) Upon the increase scope of the license as provided in the first sentence of
Section 7.3 and without any other action by any party, Licensee, acting through Lender's attorneys, may remove the Software and Source Code from the Secure Location. In the case of an Event of Default under Section 6.1(a) that is not also an Event of Default under Section 6.1(e) Licensee and Lender's attorneys shall provide prior written notice of such removal with reasonably sufficient time for Borrower to raise an objection prior to the release of the Software and Source Code by the Lender's attorneys to the Lender. Licensee shall not be required to provide such notice to Borrower in the Event of Default under
Section 6.1(e) regardless of whether it is also an Event of Default under
Section 6.1(a).

(c) Promptly after they are available Borrower and the Software Subsidiaries shall provide such subsequent releases as are deployed by Borrower or the Software Subsidiaries or are made available to their respective licensees for storage in the Secure Location. Lender may engage a third party consulting firm to review and evaluate the Software and Source Code for compliance with this Agreement (at Lender's expense), which evaluation will be conducted pursuant to a confidentiality agreement (in form and substance reasonably acceptable to Borrower) between Borrower and such third party consulting firm and at the offices of Lender's attorneys or such third party consulting firm after which the Software and Source Code will be returned to the Secure Location. Borrower and the Software Subsidiaries shall provide reasonable cooperation and assistance in such process.

(d) The parties agree that the Software is "intellectual property" as defined in 11 U.S.C. 101 (35A). The parties intend that the licenses granted to Customer pursuant this Agreement be entitled to the benefits of Section 365(n) of the Bankruptcy Code. For the purposes of Section 365(n) the "embodiments" of the Software are the Source Code, the object code of the Software, and the Documentation of all versions of the Software. In addition, Borrower and the Software Subsidiaries expressly consent to Licensee's assumption of this Agreement pursuant to Bankruptcy Code Section 365(c) (1) (B).

(e) Lender shall be responsible for the breaches by Lender's agents of lender's agents' confidentiality obligations as described in this Agreement.

      7.3 Event of Default. Effective immediately and automatically upon the occurrence of an Event of Default under solely Sections 6.1(a), 6.1(e) or 6.1(i) hereunder, without any additional action by Borrower, the Software Subsidiaries, Lender or any other person or entity, the scope of the license to the Software granted to Licensee shall be increased to be a nonexclusive, worldwide, perpetual, irrevocable, freely assignable, fully paid and royalty free object code and source code license to install, test, use, make, sell, reproduce, distribute, disclose, export, modify, create derivative works based on, otherwise utilize and otherwise exploit the Software, including the right to license or sublicense or otherwise make the Software available to others, in whole or in part, with or without consideration. Licensee agrees that it will not exploit this larger scope of use for one hundred and eighty (180) days or such longer period as shall exist until Licensee has begun to incur Costs of Exploitation ("License Cure Period") after the Event of Default. If during the License Cure Period Borrower pays in full the amounts owed under this Agreement and the Note, including the Principal and accrued interest then the scope of the license shall revert as specified in Section 7.1 hereof. If Borrower does not pay in full the amounts owed under this Agreement and the Note during the License Cure Period, and Licensee begins to license the software to third parties, then after Licensee has fully recovered the amounts owed under this Agreement and the Note, including the Principal and accrued interest plus the Costs of Exploitation from the Licensee's profits directly attributable Actual and Recognizable License Revenues, then Lender agrees that it will pay to Borrower five percent (10%) of future Actual and Recognizable License Revenues. The "Costs of Exploitation" shall include all of Licensee's reasonable costs and expenses to exploit the Software, including: the costs to modify the Software reasonably related to making the Software available to generate Actual and Recognizable Revenue from non-affiliated third parties or to create, purchase, license or modify any other software it reasonably deems necessary or advisable to exploit the Software; marketing, administrative and legal costs to the extent directly attributable to the exploitation of the Software; and sales or other commissions to the extent directly attributable to the exploitation of the Software (in no cases shall generalized allocated costs be deemed to be included). Licensee shall, upon Borrower's reasonable request, provide Borrower with an accounting of the Costs of Exploitation and Borrower may reasonably audit such accounting. "Actual and Recognizable License Revenues" shall mean the following percentage and types of revenue actually received by Licensee that Licensee can recognize as revenue in accordance with GAAP as applied by Licensee and that is directly attributable to (a) 100% of the license fees for a license of the Software (b) 80% of the yearly software maintenance fees (with such percentage rate to be adjusted annually for the increase/decrease in the Consumer Price Index from the date of license grant to the third party to which the maintenance applies; (c) 45% of the fees received by Licensee for making the Software available via application service provider or service bureau services and (d) 100% of the fees in excess of $125/hour (such hourly rate to be adjusted annually for the increase/decrease in the Consumer Price Index from the date of this Agreement), if any, for customizing the Software. Nothing in this Agreement shall be deemed to require Licensee to exploit or license the Software to any third parties or to continue doing so once Licensee has begun.

      7.4 Cooperation. To the extent Borrower or the Software Subsidiaries executing this Agreement are not the owners of the Software, Borrower and the Software Subsidiaries shall cause the owners of the Software to execute any reasonably necessary agreement containing the license grant and the obligations of Borrower and the Software Subsidiaries under this Section 7.

                  SECTION 8. GENERAL PROVISIONS

      8.1 Further Assurances. Borrower shall, upon Lender's request, execute and deliver to Lender such further documents and statements and do or cause to be done and pay the reasonable costs of such further acts or things as Lender, may reasonably require to effect the transactions contemplated hereby (including any fees and/or attorneys fees Lender is required to pay to its bankers or their attorneys to obtain necessary consent or waiver to enter into this Agreement) or to vest or confirm any right or remedy herein granted or to be informed of Borrower's, or any of its Material Subsidiaries' status and affairs.

      8.2 Notices. All notices given under this Agreement shall be in writing and delivered by personal or delivery service, by fax or by first class, certified, United States mail, postage prepaid, return receipt requested, addressed to the parties at the following addresses:

      If to Borrower:

      PENSON WORLDWIDE, INC.
      1700 Pacific, Suite 1400
      Dallas, Texas 75201
              Attention: President
      Fax Number: 214-765-1164

      with a copy to the following:

      PENSON WORLDWIDE, INC.
      1700 Pacific, Suite 1400
      Dallas, Texas 75201
      Attention: General Counsel
      Fax Number: 214-217-5096

      If to Lender:

      SunGard Data Systems Inc.
      1285 Drummers Lane
      Wayne, Pennsylvania 19087
      Attention: President
      Fax Number: 610-341-8115

      with a copy to:

      SunGard Data Systems Inc.
      1285 Drummers Lane
      Wayne, Pennsylvania 19087
      Attention: General Counsel
      Fax Number: 610-341-8115

or to such other addresses as may be specified by like notice. All such notices shall, when delivered, faxed or mailed, be effective when acknowledged, transmitted with receipt of confirmation by fax or 5 days after being deposited in the mails, respectively.

      8.3 Term of Agreement. This Agreement shall terminate after payment in full of the Note and the discharge of all obligations and undertakings of Borrower to Lender arising hereunder. Effective(a) upon termination of this Agreement and provided that Borrower has paid in full the amounts owed under this Agreement and the Note or (b) if Lender is in breach of the Agreement with respect to either (i) Lender's confidentiality obligations hereunder or (ii) Lender's exercise of remedies pursuant to Section 6.2 or Article VII of this Agreement as a result of an alleged Event of Default or otherwise, which breach has damaged Borrower and is not cured within 30 days (or such longer time as may be reasonable under the circumstances), and, in either case 8.3(a) or 8.3(b) if Licensee has not properly begun to exploit the larger scope of use described in and as permitted in Section 7.3 hereof, then the license granted in Section 7.1 hereof shall terminate; it being understood that the license granted in Section
7.1 if and as expanded by Section 7.3 shall survive the termination of the Agreement provided that Licensee has properly begun to exploit the larger scope of use described in and as permitted in Section 7.3 hereof. Effective as of the termination date of such license, Lender shall immediately return all authorized copies of the Software to Borrower, destroy all copies of the Software located on any of Licensee's hardware or storage media and certify to Borrower in form and substance satisfactory to Borrower that it has held and used the Software in complete accordance with the terms and conditions of this Agreement. If the Closing hereunder shall not have occurred on or before November 5 as a result of factors outside the control of Borrower, then Borrower may terminate this Agreement upon five (5) business days prior written notice to Lender; if the Closing hereunder shall not have occurred on or before such date as a result of factors not within the control of Lender, then Lender may terminate this Agreement upon five (5) business days prior written notice to Borrower.

      8.4 Stamp or Excise Tax. Should any stamp or excise tax be payable in respect of this Agreement, the Note, and the other documents to be delivered hereunder, or any modification hereof or thereof, Borrower shall pay the same and shall hold Lender harmless from any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes, except to the extent not permitted by applicable law or regulation.

      8.5 No Waiver. Neither any failure or delay by Lender in exercising any right, power or privilege hereunder or under the Note shall operate as a waiver thereof; nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. No notice to or demand on Borrower in any case shall entitle

Borrower to any other or further notice or demand in similar or other circumstances or shall constitute a waiver of Lender's right to any other or further action in any circumstances without notice or demand.

      8.6 Complete Agreement; Modifications. This Agreement together with the Note and the non-disclosure agreement incorporated herein pursuant to Section
8.15 constitutes the full understanding among the parties hereto with respect to the subject matter hereof, and no statements, written or oral, made prior to or at the signing hereof shall vary or modify the terms hereof. No amendment, modification or release from any provision hereof shall be effective unless in writing and executed by the party to be charged therewith and shall be effective only in the specific instance and for the specific purpose for which given.

      8.7 Severability. If any provision of this Agreement or the Note is prohibited or unenforceable in any jurisdiction, it shall be ineffective in such jurisdiction only to the extent of such prohibition or unenforceability, and such prohibition or unenforceability shall not invalidate the balance of such provision to the extent it is not prohibited or unenforceable nor the remaining provisions hereof, nor render unenforceable such provision in any other jurisdiction.

      8.8 Persons Bound. This Agreement shall inure to the benefit of and shall be binding upon Borrower and Lender and their successors and permitted assigns. Borrower may not assign any of its rights or obligations hereunder without the prior written consent of Lender, except that Borrower may assign this Agreement in its entirety to the successor entity in the event of a Permitted Acquisition. Lender may not assign any of its rights or obligations hereunder without the prior written consent of Borrower, except in accordance with Section 8.11 hereof.

      8.9 Waiver and Release by Borrower. To the maximum extent permitted by applicable laws, (a) with respect to the Note, Borrower waives protest and notice of protest of the Note and notice and opportunity to be heard before exercise by Lender of the remedies of self-help, set-off, or of other summary procedures permitted by any applicable laws or by any agreement with Borrower, and, except where required hereby or by any applicable laws, notice of any other action taken by Lender.

      8.10 Assignments by Lender. Notwithstanding any other provision of this Agreement, Borrower understands that Lender may at any time assign this Agreement, the Note and/or its rights under Section 7 hereof, in whole or in part, to an affiliated corporation of Lender.

      8.11 Consent to Jurisdiction, Service and Venue. For the purpose of any suit, action or proceeding arising out of or relating to this Agreement or the Note, Borrower irrevocably consents and submits to the jurisdiction and venue of the federal, state and county courts located in the State of Pennsylvania, and to service of process by first class United States mail, postage prepaid, return receipt requested, to their addresses set forth in Section 8.2 hereof. Borrower irrevocably waives any objection which they may now or hereinafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum and agrees that service of process in accordance with the foregoing sentence shall be deemed in every respect effective and valid personal service of process upon each of them. The provisions of this Section 8.12 shall not limit or otherwise affect the right of Lender to institute and conduct action in any other appropriate manner, jurisdiction or court.

      8.12 Descriptive Headings. The descriptive headings of the sections and subsections hereof are for convenience of reference only and shall in no way affect or be used to construe or interpret this Agreement.

      8.13 Governing Law. This Agreement, the Note, and each document incident thereto shall be governed by and construed in accordance with the substantive laws of the State of Pennsylvania.

      8.14 Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if the signatures thereto and hereto were upon the same instrument, but all of such counterparts taken together shall be deemed to constitute one and the same instrument.

      8.15 Confidential Information. The existing non-disclosure agreement between Lender and Borrower is hereby incorporated by reference, and Lender shall treat as confidential, and shall disclose to persons within Lender and its affiliated corporations solely on a "need to know" basis, any information regarding, Borrower or any of its Subsidiaries delivered by Borrower to Lender that is not publicly available. The provisions of this Section 8.16 shall in no way limit the disclosure of information to any regulatory body or agency having jurisdiction over Lender or its affiliated corporations or in any manner required by law or legal process.

      8.16 WAIVER OF JURY TRIAL. LENDER, BORROWER AND THE SOFTWARE SUBSIDIARIES HEREBY WAIVE ALL RIGHT TO A TRIAL BY JURY IN ANY LITIGATION RELATING TO THIS AGREEMENT, THE NOTE AND EACH DOCUMENT INCIDENT THERETO.

      8.17 CERTAIN DEFINED TERMS. As used in this Agreement, the following terms have the meanings specified below:

            (a) "Capital Lease Obligations" of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

            (b) "Change in Control" means (1) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934, as amended, and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of shares representing more than 40% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Borrower; (2)(i) the Borrower consolidates with or merges into another corporation or conveys, transfers or leases all or substantially all of its properties and assets (determined on a consolidated basis for the Borrower and the Subsidiaries taken as a whole) to any Person, or (ii) any corporation consolidates with or merges into the Borrower or a Subsidiary in a transaction in which the outstanding voting stock of the Borrower is changed into or exchanged for cash, securities or other property, other than a transaction solely between the Borrower and a Subsidiary of the Borrower or a transaction involving only stock consideration which is permitted under Section 6.04; (3) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by persons who were neither (i) nominated by the board of directors of the Borrower or by the shareholders of Borrower as of the date of this Agreement nor (ii) appointed by directors so nominated or by the shareholders of Borrower as of the date of this Agreement; (4) Borrower enters into any agreement with any person or entity which shall confer upon such person or entity the right or authority to control or direct any of the Material business or Material assets of Borrower or any of the Material Subsidiaries.

            (c) "Designated Representative of Lender" means those representatives of Lender whose responsibilities include obtaining information about Borrower, its Subsidiaries as related to this Agreement and the Note, provided that Lender shall use commercially reasonable efforts not to designate as Designated Representatives of Lender, junior employees of Lender unfamiliar with the business of Borrower.

            (d) "GAAP" means generally accepted accounting principles in the United States of America.

            (e) "Guarantee" of or by any Person (the "guarantor") means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect,
(a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit.

            (f) "including" means, whether capitalized or not, including but not limited to.

            (g) "Indebtedness" of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind (excluding deferred revenue incurred in the ordinary course of business), (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable and accrued expenses incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, and (i) all obligations, contingent or otherwise, of such Person in respect of bankers' acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. The Indebtedness of any Person shall not on any date include the obligation to make earnout payments resulting from acquisitions, except to the extent such obligation would be required to be reflected as a liability on a consolidated balance sheet of such Person prepared as of such date in accordance with GAAP.

            (h) "Lien" means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

            (i) "Material Adverse Effect" means an event that either (i) has a material adverse effect on the business, operations, properties, financial condition or prospects of Borrower and its Subsidiaries taken as a whole, or
(ii) is an event which impairs or is reasonably likely to impair Borrower's ability to pay its obligations when due hereunder or under the Note.

            (j) "Material" means material to the Borrower and its Subsidiaries taken as a whole, or material to the ability of Borrower to pay its obligations when due hereunder or under the Note.

            (k) "Permitted Encumbrances" means:

                  (i) liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 4.7;

                  (ii) carriers', warehousemen's, mechanics', materialmen's, repairmen's and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days or are being contested in compliance with Section 4.7;

                  (iii) pledges and deposits made in the ordinary course of business in compliance with workers' compensation, unemployment insurance and other social security laws or regulations;

                  (iv) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

                  (v) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary; or

                  (v) judgment liens in respect of judgments that do not constitute an Event of Default under Section 6.1(m);

provided that the term "Permitted Encumbrances" shall not include any Lien securing Indebtedness.

            (l) "Permitted Acquisition" means (a) any merger, acquisition, consolidation or similar transaction in which the Borrower and/or its Subsidiaries are the surviving or continuing corporation and no Change of Control has occurred and (i) such resulting entity shall execute and deliver to the Lender an agreement ratifying and assuming the due and punctual payment of the amounts owing under this Agreement and the Note, to the extent such ratification and assumption does not otherwise occur by operation of law,
(ii) at the time of such merger, acquisition, consolidation or similar transaction and immediately after giving effect thereto no default or Event of Default exists and (iii) after giving effect to such merger, acquisition, consolidation or similar transaction the surviving company, on a consolidated basis with all of its subsidiaries and parent and sister companies, would be permitted to incur at least $1 of additional indebtedness under the terms of
Section 5.2 and would have at least as much net revenue, net profits, net worth, interest expense coverage ratio and regulated capital (as defined for SEC purposes) as Borrower did prior to such merger, acquisition, consolidation or similar transaction (b) any merger, acquisition, consolidation or similar transaction in which the corporation which results from such transaction is engaged principally the financial services business and (i) such resulting entity shall execute and deliver to the Lender an agreement ratifying and assuming the due and punctual payment of the amounts owing under this Agreement and the Note, to the extent such ratification and assumption does not otherwise occur by operation of law, (ii) at the time of such merger, acquisition, consolidation or similar transaction and immediately after giving effect thereto no default or Event of Default exists and (iii) after giving effect to such merger, acquisition, consolidation or similar transaction the surviving company, on a consolidated basis with all of its subsidiaries and parent and sister companies, would be permitted to incur at least $1 of additional indebtedness under the terms of Section 5.2 and would have at least as much net revenue, net profits, net worth, interest expense coverage ratio and regulated capital (as defined for SEC purposes) as Borrower did prior to such merger, acquisition, consolidation or similar transaction; or (c) any merger, consolidation, acquisition, disposition, consolidation or other transaction involving a Subsidiary that is not a Prohibited Subsidiary: (i) so long as the net proceeds from any assets or property disposed of are at fair market value, (ii) are paid to and/or received by the Borrower and/or the applicable Subsidiary or are used to reduce amounts outstanding under this Agreement (iii) and the transaction would not reasonably be expected to result in a Material Adverse Effect.

            (m) "Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.

            (n) "Prohibited Subsidiary" means any of the following: (i) Penson Financial Services, Inc., and/or (ii) any Subsidiary of Borrower to whom in any year more than five percent (5%) of the assets of Penson Financial Services, Inc. have been transferred or sold or with whom Penson Financial Services, Inc. has been merged it being understood that if in any year more than five percent (5%) in the aggregate of the assets of Penson Financial Services, Inc. have been transferred or sold to two or more Subsidiaries of Borrower, then each such Subsidiary receiving such assets of Penson Financial Services, Inc. shall be deemed a "Prohibited Subsidiary."

            (o) "Responsible Officer" means the President, Executive Vice President, General Counsel, and Chief Financial Officer of the Borrower and to the extent not the same persons, the members of the Executive Committee of Borrower.

      IN WITNESS WHEREOF, Borrower and Lender have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

PENSON WORLDWIDE, INC. (Borrower)

By: /s/ Daniel P. Son                       Attest: /s/ Philip A. Pendergraft
    ---------------------------------               ----------------------------

Name: Daniel P. Son                         Name:

Title: President                            Title: EVP

SUNGARD DATA SYSTEM INC. (Lender)

By: /s/ Robert Greifeld                     Attest: /s/ Eric W. Hess
    ---------------------------------               ----------------------------

Name: Robert Greifeld                       Name: Eric W. Hess

Title: Executive Vice President             Title: General Counsel, SunGard
                                                   Trading Systems BRASS
                                                   division

      IN WITNESS WHEREOF, Borrower and Lender have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

PENSON WORLDWIDE, INC. (Borrower)

By: /s/ Daniel P. Son                      Attest: /s/ Philip A. Pendergraft
    --------------------------------               ----------------------------

Name: Daniel P. Son                        Name: Philip A. Pendergraft

Title: President                           Title: EVP/Secretary

SUNGARD DATA SYSTEMS INC. (Lender)

By: ________________________________       Attest: ____________________________

Name:                                      Name:

Title:                                     Title:

EXHIBIT A

                                 PROMISSORY NOTE

Principal: $6,800,000                                     Date: November 4, 2002

      FOR VALUE RECEIVED, and intending to be legally bound, Penson Worldwide, Inc., a Delaware corporation (hereinafter referred to as "Borrower"), whose headquarters is located at 1700 Pacific, Suite 1400, Dallas, Texas 75201, hereby promises to pay to the order of SunGard Data Systems Inc., a Delaware corporation ("Lender"), at 1285 Drummers Lane, Wayne, Pennsylvania 19087 (Attention: Chief Financial Officer), the principal amount of Six Million Dollars ($6,800,000) on the following terms and conditions:

      1. This Note. As used herein, "Note" refers to this Promissory Note and to any Note or Notes executed and delivered by Borrower in exchange or replacement hereof pursuant to this Section 1. Upon receipt by Borrower of (a) evidence satisfactory to Borrower of the loss, theft, destruction or mutilation of this Note, (b) in case of loss, theft or destruction, indemnity satisfactory to Borrower, (c) in case of mutilation, surrender and cancellation of this Note, and (d) reimbursement of all of Borrower's reasonable expenses incidental thereto, Borrower shall make and deliver a new Note of like tenor in lieu of this Note.

      2. Loan Agreement. This Note is being executed and delivered pursuant to a Loan Agreement dated as of October 31, 2002 by and among Borrower and Lender ("Loan Agreement").

      3. Interest, Principal and Maturity Date. (a) Interest on the outstanding principal balance of the Note ("Principal Balance") shall be calculated monthly at the end of each calendar month as follows: (i) if there is no Excess Net Capital (as defined below) at the prior month's month-end, then the entire Principal Balance shall bear interest at the Applicable Rate (as defined below);
(ii) if there is Excess Net Capital at the prior month's month-end equal to or greater than the Principal Balance, then the entire Principal Balance shall bear interest at the Discounted Rate; and (iii) if there is Excess Net Capital at the prior month's month-end less than the Principal Balance, then the portion of the Principal Balance equal to such Excess Net Capital shall bear interest at the Discounted Rate and the remaining Principal Balance shall bear interest at the Applicable Rate. As used in this Agreement: "Applicable Rate" means the sum of the Prime Rate (as defined below) plus two percent (2%) per annum, compounded monthly; "Discounted Rate" means the Prime Rate, compounded monthly; "Prime Rate" means the rate of interest per annum publicly announced from time to time by JP Morgan Chase Bank as its prime rate in effect at its principal office in New

York City; and "Excess Net Capital" means the aggregate net capital (as defined for SEC regulatory purposes) of the Material Subsidiaries that are registered broker-dealers with the SEC ("SEC-Regulated Material Subsidiaries") in excess of five percent (5%) of combined aggregate debit items of the SEC-Regulated Material Subsidiaries. Accrued interest on the outstanding principal balance of the Note shall be due and payable monthly in arrears on the second day of each calendar month commencing December 2, 2002.

            (b) The outstanding principal balance of the Note shall be payable by Borrower in 65 equal monthly payments of $103,031 each on the second day of each calendar month commencing December 2, 2002 and continuing until April 2, 2008, and a final payment of the entire remaining principal balance on May 2, 2008.

      4. Prepayment. Borrower may prepay, without penalty or premium, all or any portion of the outstanding principal balance of the Note at any time and from time to time, provided that each such prepayment is accompanied by all interest accrued thereon. Principal prepayments shall be applied to the principal payments due hereunder in reverse order of when due.

      5. Payments and Computations. Borrower shall make each payment hereunder not later than 1:00 P.M., Philadelphia time, on the day when due in lawful money of the United States, in immediately available funds at the office of Lender at 1285 Drummers Lane, Wayne Pennsylvania 19087. All computations of interest hereunder shall be made by Lender based upon the actual number of days elapsed in a year of 365 days. Should any payment of principal or interest become due and payable on a Saturday, Sunday or legal holiday under the laws of the State of Pennsylvania, then the payment date thereof shall be extended to the next succeeding business day, and such extension of time shall in such case be included in computing such interest. Any payments made on the Note shall be applied, first, to the payment of accrued and unpaid interest on the Note then due as well as any accrued and unpaid interest payable on the principal amount of the Note being paid, and, second, to the reduction of the outstanding principal balance of the Note. Attached as Exhibit B to the Agreement are the wiring instructions for Borrower to use in wiring payments to Lender due hereunder.

      6. In case an Event of Default shall occur and be continuing, the principal of accrued interest on this note may become or be declared to be due and payable in the manner and with the effect provided in the Loan Agreement.

      7. Remedies Cumulative. All remedies of Lender provided herein or in the Loan Agreement or any other document or instrument delivered to Lender pursuant thereto (a) are cumulative and concurrent, (b) may be exercised independently, successively or together against Borrower or its properties at the sole discretion of Lender, (c) shall not be exhausted by any exercise thereof, but may be exercised as often as occasion therefor may occur, and (d) shall not be construed to be waived or released by Lender's delay in exercising, or failure to exercise, them or any of them at any time it may be entitled to do so.

      8. Expenses of Enforcement of Remedies. Borrower shall pay, upon demand, all reasonable expenses, including reasonable attorneys' fees and disbursements and court costs, of enforcing any of Lender's rights and remedies upon an Event of Default.

      9. Notices. All notices given under this Note shall be given in the manner and as described in the Loan Agreement.

      10. No Waiver. Neither any failure or delay by Lender in exercising any right, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. No notice to or demand on Borrower in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances or shall constitute a waiver of Lender's right to any other or further action in any circumstances without notice or demand.

      11. Severability. If any provision of this Note is prohibited or unenforceable in any jurisdiction, it shall be ineffective in such jurisdiction only to the extent of such prohibition or unenforceability, and such prohibition or unenforceability shall not invalidate the balance of such provision to the extent it is not prohibited or unenforceable nor the remaining provisions hereof, nor render unenforceable such provision in any other jurisdiction.

      12. Persons Bound. This Note shall be binding upon Borrower and its successors and assigns, and shall enure to the benefit of Lender and its successors and assigns.

      13. Waiver and Release by Borrower. To the maximum extent permitted by applicable laws, (a) Borrower hereby waives, diligence, presentment, demand, protest and notice of protest of this Note and notice and opportunity to be heard before exercise by Lender of the remedies of self-help, set-off, or of other summary procedures permitted by any applicable laws or by any agreement with Borrower, and, except where required hereby or by any applicable laws, notice of any other action taken by Lender;

and (b) Borrower waives and releases all errors, defects and imperfections in any proceedings instituted by Lender under the terms of this Note.

      14. Assignments by Lender. Lender may at any time assign this Note, in whole or in part, to an affiliated corporation of Lender.

      15. Consent to Jurisdiction, Service and Venue. For the purpose of any suit, action or proceeding arising out of or relating to this Note, Borrower irrevocably consents and submits to the jurisdiction and venue of the federal, state and county courts located in the State of Pennsylvania, and to service of process by first class United States mail, postage prepaid, return receipt requested, to its address set forth in the Loan Agreement. Borrower irrevocably waives any objection which they may now or hereinafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum and agrees that service of process in accordance with the foregoing sentence shall be deemed in every respect effective and valid personal service of process upon each of them. The provisions of this Section 16 shall not limit or otherwise affect the right of Lender to institute and conduct action in any other appropriate manner, jurisdiction or court.

      16. Descriptive Headings. The descriptive headings of the sections and subsections hereof are for convenience of reference only and shall in no way affect or be used to construe or interpret this Note. Terms defined in the Loan Agreement are used herein with the same meaning.

      17. Governing Law. THIS NOTE HAS BEEN EXECUTED UNDER, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA (WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAWS), EXCEPT AS SUCH LAWS ARE PREEMPTED BY APPLICABLE FEDERAL LAWS.

      18. WAIVER OF JURY TRIAL. LENDER AND BORROWER HEREBY WAIVE ALL RIGHT TO A TRIAL BY JURY IN ANY LITIGATION RELATING TO THIS NOTE.

IN WITNESS WHEREOF, Borrower has caused this Note to be executed by its duly authorized officers as of the date first above written.

BORROWER:

Penson Worldwide, Inc.,
a Delaware Corporation

By:____________________________

Name:__________________________

Title:_________________________

                                    Exhibit B
                              Wiring Instructions

Upon completion of the various necessary agreements, Lender is hereby authorized to wire the net proceeds of the new loan to Penson Worldwide, Inc. directly to our Penson Financial Services, Inc. subsidiary in accordance with the following wire instructions:

Chase Manhattan, NY
ABA 021000021
FAO Penson Financial Services, Inc.
AC# 066600030
FCT: Account number 105000013

Exhibit 7.2

                                ESCROW AGREEMENT

      The undersigned, on this______ day_______________, _____, intending to be legally bound hereby, appoints the law firm of Blank Rome Comisky & McCauley LLP, One Logan Square, Philadelphia, PA 19103 to be held on behalf of SunGard Data System Inc. ("SunGard") pursuant to the terms and conditions stated in this agreement.

      1. Creation of Escrow. The undersigned will deliver to Blank:

            (a) Software and Source Code as defined in the Loan Agreement between undersigned dated as of this date ("Escrow Documents"). Blank will promptly acknowledge receipt of the Escrow Documents to undersigned at the addresses below.

            (b) Blank will place Escrow Documents in a bank safety deposit box on behalf of SunGard, provided that SunGard shall not have access to the Escrow Document, except as set forth in paragraph 2 of this agreement.

      2. Termination of Escrow. The Escrow Documents are to be released and this Escrow Agreement shall terminate (except as set forth below) upon the occurrence of the following events:

            (a) Notice from SunGard that Penson Worldwide, Inc. ("Penson") has defaulted under the Loan Agreement, the basis for the default and that SunGard is entitled to have the Escrow Documents released to it (the "SunGard Notice");

                  (i) If SunGard relies solely upon section 6.1(a) of the Loan Agreement in requesting the release of the Escrow Documents, Blank will provide written notice to Penson of the SunGard Notice and upon the expiration of 10 days from the date of Penson's receipt of such notice, assuming there is no objection by Penson and no recourse to an interpleader action below, will release the Escrow Documents;

                  (ii) If SunGard does not rely solely upon section 6.1(a) of the Loan Agreement, but rather 6.1(e) of the Loan Agreement, the Escrow Documents shall be released immediately to SunGard; or

            (b) Joint instruction from undersigned.

      3. Notices. Unless otherwise specified herein, any notice provided to Blank shall be sufficient only if hand delivered, sent by registered or certified mail, or sent by reliable overnight courier, and actually received by Blank at its offices.

      4. Obligations of Blank. Blank's obligations hereunder shall be as a depository only and Blank shall be able to rely conclusively and shall not be responsible or liable in any manner whatsoever for the sufficiency, correctness, genuineness or validity of any document,

Exhibit 7.2

notice, written instruction, or other instrument furnished to them or deposited with them, or for the form of execution of any thereof, or for the identity or authority of any person depositing or furnishing same. In the event any question arises concerning Blank's duties hereunder, Blank may reasonably and in good faith consult its counsel and it may rely on the written opinion of such counsel, which counsel may include members of its firm. Blank will only make the Escrow Documents available to undersigned, a successor escrow agent, or to some other person pursuant to any interpleader action, pursuant to the terms of this agreement.

      5. Indemnification. The undersigned, jointly and severally, agree to indemnify and hold harmless Blank and its partners, employees and representatives against all losses, claims, liabilities, expenses (including attorneys' fees and costs of investigation) and damages arising from any error or judgment or for any act done or omitted by Blank in good faith, or for any mistake of fact or law, in each case so long as there is no willful misconduct or gross negligence involved, and Blank is released and exculpated from any liability hereunder except for its own willful misconduct or gross negligence.

      6. Additional Provisions.

            (a) No rights are intended to be granted to any third party beneficiary.

            (b) The undersigned agrees that by Blank fulfilling its duties hereunder or if, as a consequence of fulfilling its duties hereunder, any member or employee of Blank becomes a party or witness in any proceeding, that fact will not disqualify Blank or any member thereof from serving as attorney for any of its clients in that or any other proceeding or matter.

            (c) Blank will have the right to resign at any time upon turning over to the undersigned jointly all of the Escrow Documents then under its control and, thereafter, it will have no further obligations and/or liabilities with respect solely to maintenance of the Escrow Documents under this agreement. If any of undersigned request Blank to commence an interpleader action, Blank will do so upon receipt of $10,000 as a deposit to reimburse it for expenses. Payment of the $10,000 will not limit undersigned's liability to Blank if such amount is not sufficient. If one of the undersigned is the prevailing party in the interpleader action, the other undersigned party shall be responsible for paying the costs of such action.

            (d) This agreement will terminate when all of the Escrow Documents will have been properly distributed in accordance with this agreement, and on termination hereof, the undersigned (jointly and severally) hereby release Blank from any and all obligations and liabilities arising out of its performance under this agreement. Paragraph 5, however, shall survive termination of this agreement.

Exhibit 7.2

            (e) The provisions of this agreement will be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective legal representatives. This agreement constitutes the entire agreement between the undersigned and Blank. No rights herein may be assigned by the undersigned without the prior written consent of Blank and no modification hereof will be binding or enforceable against Blank unless in writing and signed by Blank. No rights herein may be assigned by Blank without prior written consent of the undersigned and no modification hereof will be binding or enforceable against the undersigned unless in writing and signed by the undersigned. This agreement will be governed and construed in accordance to the laws of the Commonwealth of Pennsylvania, applicable to agreements made, delivered and to be performed entirely in such Commonwealth. No delay in exercising any rights, power or remedy hereunder will operate as a waiver thereof; nor will any single or partial exercise of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right.

            (f) This agreement may be executed in any number of counterparts, each of which shall be deemed to be an original.

            (g) The undersigned irrevocably consents to the exclusive jurisdiction of the Courts of Common Pleas of Philadelphia, Pennsylvania and/or the United States District Court for the Eastern District of Pennsylvania in any action or proceeding pursuant to this agreement and agrees to service of process by first class, certified mail, return receipt requested, to the address set forth herein.

            (h) Representation of SunGard. Nothing herein shall disqualify Blank from representing SunGard in connection with the making or performance of this Escrow agreement or in any connection with any disputes arising under or as a result of either this Escrow Agreement or any other matters involving Penson.

            (i) Fees and Expenses of Escrow Holder. In addition to Blank's right to be indemnified hereunder, SunGard will pay all of Blank's out-of-pocket administrative fees, costs and expenses in connection with this agreement. Blank agrees to act hereunder without separate compensation therefor.

            (j) Entire Understanding: No Oral Agreements. This Escrow Agreement sets forth the entire understanding among the parties with respect to the subject matter hereof, and supersedes all prior and contemporaneous oral and written, express or implied, communications, agreements and understandings with respect to the subject matter thereof. No amendment, modification, supplement, or termination of this Escrow Agreement shall bind or be enforceable against any party unless set forth in a written document signed by all of the parties hereto.

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

Exhibit 7.2

      IN WITNESS WHEREOF, the parties hereto have caused this Escrow Agreement to be executed by their respective duly authorized representatives on the date first above written.

SUNGARD DATA SYSTEM INC.                  PENSON WORLDWIDE, INC.

By:___________________________________    By:___________________________________

Address:______________________________    Address:______________________________
        ______________________________            ______________________________
        ______________________________            ______________________________

Received and Accepted

BLANK ROME COMISKY & MCCAULEY LLP

By:___________________________________

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